As filed with the Securities and Exchange Commission on July 31, 2007

Registration No. 333-58508

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

UNDER THE SECURITIES ACT OF 1933

NARA BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4849715
(State of Incorporation)	(I.R.S. Employer Identification No.)

3731 Wilshire Blvd., Suite 1000, Los Angeles, CA

(Address of principal executive offices)

NARA BANCORP, INC. 2007 Equity Incentive Plan

(Full title of the plan)

Min J. Kim

President and Chief Executive Officer

NARA BANCORP, INC.

3731 Wilshire Blvd., Suite 1000

Los Angeles, CA 90010

Telephone: (213) 639-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Nara Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2001 (File No. 333-58508) (the “Prior Registration Statement”). A total of 1,123,139 shares of the Company’s Common Stock, as adjusted for stock splits and stock dividends, were registered in connection with the Company’s 2001 Nara Bank 2000 Continuation Long-Term Incentive Plan (the “Prior Plan”). The Company is filing post-effective amendment to the Prior Registration Statement in order to deregister and carry forward a total of 230,000 shares registered under the Prior Plan to the Company’s 2007 Equity Incentive Plan (the “2007 Plan”).

On May 31, 2007, the stockholders of the Company approved the 2007 Plan, which provides that upon stockholder approval of the 2007 Plan, no further shares may be issued under such plan (other than pursuant to previously outstanding grants). Of the 1,123,139 shares registered in connection with the Prior Plan, 230,000 remain available for grant.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 31, 2007.

Nara Bancorp, INC.

By:	/s/ Min J. Kim
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Min J. Kim and Alvin D. Kang as his true and lawful attorney-in-facts and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Min J. Kim	Director, Chief Executive Officer,	July 31, 2007
Min J. Kim	and President
(Principal Executive Officer)

/s/ Alvin D. Kang	Executive Vice President and	July 31, 2007
Alvin D. Kang	Chief Financial Officer (Principal
Financial Officer)

/s/ Ki Suh Park	Vice-Chairman of the Board	July 31, 2007
Ki Suh Park

/s/ Howard Gould	Director	July 31, 2007
Howard Gould

/s/ Jesun Paik	Director	July 31, 2007
Jesun Paik

/s/ Hyon Man Park (John Park)	Director	July 31, 2007
Hyon Man Park (John Park)

/s/ James Staes	Director	July 31, 2007
James Staes